EXHIBIT 99
FOR IMMEDIATE RELEASE
SUPERIOR BANCORP ANNOUNCES RETIREMENT OF CHAIRMAN JAMES A. TAYLOR
BIRMINGHAM, AL – December 28, 2006 – Superior Bancorp (NASDAQ: SUPR) announced today that its non-executive Chairman of the Board and founder James A. Taylor had retired from the Board of Directors effective December 28, 2006. Stan Bailey, Chief Executive Officer of Superior Bancorp, will assume the additional position of Chairman of the Board.
“When I recommended to our Board of Directors that we bring Stan Bailey in as CEO, I thought he was one of the best bank operators in the country,” said Mr. Taylor. “After serving with Stan as non-executive Chairman of the Board for the past two years, I am more convinced than ever that the right decision was made.”
Bailey stated, “Over the past two years, we have shown that Superior Bancorp is well positioned to capitalize on the growth opportunities for community banks in the Southeast, while striving to provide our customers with ‘Superior’ service and our stockholders with ‘Superior’ performance. On behalf of the Board of Directors, I want to thank Jimmy Taylor for his service as Chairman of the Board and for his continued support of Superior Bancorp.”
About Superior Bancorp
Superior Bancorp is a $2.4 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a southeastern community federal savings bank. Superior Bank has 57 branches from Huntsville, Alabama to Tampa, Florida, with 36 locations throughout the state of Alabama and 21 locations in Florida. In addition, Superior Bank currently has 14 new branches planned for Northeast Alabama and Florida during 2006 and 2007.
Superior Bank also has loan production offices in Montgomery, Alabama and Tallahassee and Panama City, Florida and operates 18 consumer finance offices in Northeast Alabama as First Community Credit and Superior Financial Services.
Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Superior Bancorp cautions that such “forward-looking statements,” wherever they occur in this document or in other statements attributable to Superior Bancorp are necessarily estimates reflecting the judgment of Superior Bancorp’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward- looking statements.” Such “forward-looking statements” should, therefore, be considered in light of various important factors set forth from time to time in Superior Bancorp’s reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such “forward-looking statements,” some of those factors include: general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by Superior Bancorp; changes in the loan portfolio and the deposit base of Superior Bancorp; and the effects of natural disasters such as hurricanes.
Superior Bancorp disclaims any intent or obligation to update “forward-looking statements.”
More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling
1-877-326-BANK (2265).